UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Helios Total Return Fund, Inc.

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Brookfield Investment Management Inc. Announces Adjournment of Joint Special Meeting of Shareholders

Brookfield Investment Management Inc. Announces the Adjournment of the Joint Special Meeting of Shareholders of Helios Strategic Mortgage Income Fund, Inc. and Helios Total Return Fund, Inc.

NEW YORK, NY—February 29, 2012— Brookfield Investment Management Inc. announced today that, due to a lack of sufficient shareholder votes, the Joint Special Meeting of Shareholders (the “Special Meeting”) of Helios Strategic Mortgage Income Fund, Inc. (NYSE:HSM) and Helios Total Return Fund, Inc. (NYSE:HTR) (each, a “Fund,” and together, the “Funds”), for the purpose of taking various actions in connection with the proposed reorganization of HSM into HTR (the “Reorganization”), has been adjourned until March 16, 2012 at 8:00 a.m. The Special Meeting has been adjourned to permit further solicitation of shareholders to consider the approval of the proposed Reorganization described in the Joint Proxy Statement/Prospectus that was previously sent to all shareholders of each Fund.

Helios Strategic Mortgage Income Fund, Inc. is a diversified, closed-end fund whose primary investment objective is to provide a high level of current income by investing primarily in mortgage-backed securities (“MBS”) that, in the opinion of the Fund’s advisor, offer an attractive combination of credit quality, yield and maturity. The Fund’s secondary investment objective is to provide capital appreciation. Under normal market conditions, the Fund will invest at least 80% of its total assets in MBS—securities backed by interests in real estate—including Agency MBS, non-Agency Residential MBS, and Commercial MBS.

Helios Total Return Fund, Inc. is a diversified, closed-end fund whose primary objective is to provide high total return, including short and long-term capital gains and a high level of current income. The Fund pursues this objective by investing and actively managing a portfolio consisting primarily of U.S. Treasury, mortgage-backed, asset-backed and high-yield corporate securities.

Helios Total Return Fund, Inc. and Helios Strategic Mortgage Income Fund, Inc. are managed by Brookfield Investment Management Inc., a global investment manager focused on specialized equity and fixed income securities investments. The firm is a subsidiary of Brookfield Asset Management Inc., a global alternative asset manager with approximately $150 billion in assets under management as of December 31, 2011 and a 100-year history of owning and operating assets with a focus on real estate, infrastructure, power and private equity. Brookfield Investment Management Inc. is an SEC-registered investment advisor and with its affiliates, had approximately $21 billion in assets under management as of December 31, 2011. Headquartered in New York, the firm maintains offices and investment teams in Chicago, Boston, London, Hong Kong, Sydney and Toronto.

Forward-Looking Statements

Certain statements made in this news release that are not historical facts are referred to as “forward-looking statements” under the U.S. federal securities laws. Actual future results or occurrences may differ significantly from those anticipated in any forward-looking statements due to numerous factors. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ from the historical experience of Brookfield Investment Management Inc. and the Funds managed by Brookfield Investment Management Inc. and its present expectations or projections. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Brookfield Investment Management Inc. and the Funds managed by Brookfield Investment Management Inc. undertake no responsibility to update publicly or revise any forward-looking statements.

The Funds use their web site as a channel of distribution of material company information. Financial and other material information regarding the Funds is routinely posted on and accessible at www.brookfieldim.com.

COMPANY CONTACT

Helios Strategic Mortgage Income Fund, Inc.

Helios Total Return Fund, Inc.

Three World Financial Center

200 Vesey Street

New York, NY 10281-1010

(800) 497-3746

funds@brookfield.com